Contact: Jack Lowry
Vice President of Finance and CFO
734- 414-6100

PERCEPTRON ANNOUNCES FOURTH QUARTER AND TWELVE MONTH RESULTS FOR FISCAL YEAR 2009

Plymouth, Michigan, August 19, 2009 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $9.2 million and a net loss of $1.9 million, or $0.21 per diluted share, for the fourth quarter of fiscal year 2009 ended June 30, 2009.  This compares with net sales of $17.5 million and net income of $525,000, or $0.06 per diluted share, for the fourth quarter ended June 30, 2008.

For the fiscal year ended June 30, 2009, the Company had net sales of $61.5 million, and a net loss of $3.5 million, or $0.40 per diluted share.  This compares to net sales of $72.5 million, and net income of $1.0 million or $0.11 per diluted share, in fiscal year 2008.

“Our net sales in the fourth quarter are a direct reflection of the conditions existing in the global automotive industry and the U.S. economy during the quarter,” said Jack Lowry, Perceptron’s Chief Financial Officer. “During the fourth quarter Chrysler was in the process of entering and emerging from bankruptcy while General Motors was in the process of going into bankruptcy.  In addition, the major automotive manufacturers in Japan maintained their freeze on capital expenditures based on their internal sales and profitability forecasts.  While our sales decline was disappointing, the cost saving actions we implemented in January were effective in helping to reduce our pretax quarterly loss compared to the third quarter despite having nearly $4.0 million less revenue in the quarter.  In addition, we saw modest increases in our bookings and backlog in the fourth quarter as compared to our third quarter.”

Segment information on sales, bookings and backlog for the fourth quarter and fiscal year is provided in the tables below:

Sales By Segment	Fourth Quarter Ending June 30			Fiscal Year Ending June 30
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$4.9	$9.2	$(4.3)	$30.1	$39.1	$(9.0)
Technology Products	4.3	8.3	(4.0)	31.4	33.4	(2.0)
Total Sales	$9.2	$17.5	$(8.3)	$61.5	$72.5	$(11.0)

Net sales in the fourth quarter decreased by approximately $8.3 million, or 47%, compared to the same quarter last year.  The sales decrease occurred in all three geographic regions and in both business segments.  The decrease in Automated Systems for the quarter was due to both fewer new system installations and lower sales of spare parts, system upgrades and services.  Automated Systems sales declined in each geographic region, with the most significant decline occurring in North America.  Of the $1.8 million European decline, approximately $550,000 was due to significantly lower foreign exchange rates in the fourth quarter this year compared to last year.  Sales declined across all of the product lines in Technology Products with the most significant decline occurring in WheelWorks®.  The sales decline in ScanWorks® and commercial products were approximately the same.

For the full fiscal year of 2009, overall net sales decreased by $11.0 million, or 15%. Automated Systems sales declined by $9.0 million, or 23%. The decrease occurred primarily in North America with lesser declines in Europe and Asia.  Technology Products sales decreased by $2.0 million, or 6%.  Growth in commercial products was more than offset by lower sales in WheelWorks® and ScanWorks®.  Total sales in the Americas decreased by $4.5 million, or 10.4%, with sales growth in commercial products being more than offset by significant sales declines in Automated Systems, WheelWorks® and ScanWorks®.  Sales in Europe declined by $4.9 million, or 20%, due to declines in both Automated Systems and Technology Products.  Approximately $1.5 million of the $4.9 million European sales decline was due to lower foreign currency exchange rates on Euro-denominated sales.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

August 19, 2009

Bookings By Segment	Fourth quarter Ending June 30			Fiscal year Ending June 30
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$6.2	$11.3	$(5.1)	$27.5	$43.4	$(15.9)
Technology Products	5.6	8.0	(2.4)	26.0	31.6	(5.6)
Total Bookings	$11.8	$19.3	$(7.5)	$53.5	$75.0	$(21.5)

Bookings in the fourth quarter of fiscal year 2009 increased over third quarter bookings by $2.9 million, or 32.6%, but declined in both the Automated Systems and Technology Products segments compared to bookings in the fourth quarter of fiscal 2008.  The decline from fourth quarter last year occurred in all three of the geographical regions in which the Company operates.  The declines in both Automated Systems and Technology Products were due to poor economic conditions in general, the global recession in the automotive industry and, in particular, the distressed conditions of the North American automobile manufacturers.  Commercial products bookings were nearly flat with the fourth quarter of last year.  Bookings were down by $4.1 million, or 40.2%, in the Americas, by $1.7 million, or 24.6%, in Europe, and by $1.7 million, or 77.3%, in Asia.  The bookings declines in each region were primarily due to lower Automated Systems orders.

Bookings for the fiscal year ended June 30, 2009 declined by $21.5 million, or 28.7%, compared to fiscal year 2008.  Bookings began fiscal year 2009 stronger than in fiscal 2008 and declined thereafter.  Bookings in the first quarter were higher than in the first quarter of 2008 by $2.9 million.  Second quarter bookings declined by $5.2 million while third quarter bookings declined the most at $11.7 million.  While fourth quarter bookings declined by $7.5 million, the decline was less than in the third quarter.  The $21.5 million full year decline was most significant in the Americas, with nearly equal declines in Europe and Asia.  The Automated Systems decline was largest in the Americas due to the condition of the North American automotive manufacturers.  The decline in Technology Products bookings was due to declines in WheelWorks® and ScanWorks® orders.  Orders for commercial products were flat compared to last year.  Historically, the Company’s rate of new orders has varied from period to period.

Backlog By Segment	Fourth quarter Ending June 30
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$15.0	$17.4	$(2.4)
Technology Products	2.4	8.0	(5.6)
Total Backlog	$17.4	$25.4	$(8.0)

The Company’s backlog at June 30, 2009 increased by $2.6 million, or 17.6%, over the backlog at the end of the third quarter of fiscal year 2009.  The increase was evenly split between Automated Systems and Technology Products.  The backlog was down by $8.0 million, or 31.5%, however when compared to the backlog at June 30, 2008.  The decrease in Automated Systems backlog compared to a year ago was principally due to lower open orders for services.  The decrease in Technology Products backlog was primarily due to commercial products.  In prior periods commercial products was in backorder status due to new product production ramp-up.  The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Gross margin for the fourth quarter of fiscal year 2009 was $1.8 million, or 19.7% of revenue, compared to $6.5 million, or 37.3%, in the fourth quarter last year.  The decline in both the gross margin amount and percentage is primarily due to the decline in revenue, with relatively fixed labor costs, in Automated Systems.  The decline in the value of the Euro relative to the U.S. dollar in the fourth quarter this year compared to the fourth quarter of fiscal 2008, reduced gross margin by approximately $300,000.  In addition, during the fourth quarter, management conducted a global inventory review to consolidate inventory management and levels.  This review resulted in a charge to cost of goods sold of approximately $750,000.

August 19, 2009

Gross margin for the fiscal year ended June 30, 2009 was $20.9 million, or 34% of revenue, compared to $29.8 million, or 41.1% of revenue, last year.  The $8.9 million gross profit decrease was primarily due to significantly lower sales with relatively fixed labor related costs in Automated Systems and the inventory adjustment noted above.  The weaker Euro, compared to fiscal year 2008, negatively impacted gross margin for the year by approximately $800,000.

SG&A expenses were $3.6 million in the quarter ended June 30, 2009 compared to $5.0 million in the fourth quarter of fiscal 2008.  The $1.4 million reduction in cost was principally due to lower costs for employee salaries, taxes and benefits, travel and entertainment, advertising and sales promotion, and the elimination of the Company 401(K) match resulting from the cost reduction actions taken in January 2009.  Total SG&A cost in the fourth quarter of fiscal 2008 also benefited from a $150,000 credit to the provision for bad debt expense.

SG&A expenses were $16.7 million for the fiscal year ended June 30, 2009, compared to $19.3 million in fiscal year 2008.  $1.1 million of the $2.6 million cost reduction was due to fiscal year 2008 costs of approximately $600,000 related to the retirement of the Company’s former President, and higher costs for audit and contract services of approximately $500,000 related to the fiscal 2008 SOX Section 404 implementation project.  The remaining $1.5 million reduction was primarily due to lower costs in the areas identified above that resulted from the cost reduction actions taken in January.  Partially offsetting the reduction was approximately a $500,000 increase in the provision for bad debt in fiscal year 2009 for an automotive supplier.  There were no charges to bad debt related to the bankruptcies of either Chrysler or General Motors.  The weaker Euro had the effect of reducing expenses by approximately $400,000.

Engineering and R&D expenses were $1.8 million in the quarter ended June 30, 2009, compared to $2.0 million in the fourth quarter a year ago.  The $200,000 decrease was primarily due to lower employee-related costs and lower engineering materials costs resulting from cost reduction actions taken in the third quarter of this fiscal year.

Engineering and R&D expenses were $8.0 million for the fiscal year ended June 30, 2009 compared to $8.6 million in fiscal year 2008.  The $600,000 decrease was due to reductions in engineering and R&D costs related to Automated Systems, primarily related to contract services, engineering materials, and salaries.  Engineering and R&D costs for commercial products increased in fiscal year 2009 by approximately $100,000 over the cost in fiscal year 2008, due principally to added personnel in product development.

The Company maintained its solid financial condition at June 30, 2009.  Cash and short term investments increased to $23.9 million compared to $22.2 million at June 30, 2008.  There was no change in the valuation of the Company’s preferred securities holdings during the fourth quarter.  The Company continues to have no debt and shareholders’ equity at June 30, 2009 was $55.7 million, or $6.28 per diluted share, compared to $6.58 per diluted share at June 30, 2008.

Harry Rittenour, President and Chief Executive Officer, said, "While our fourth quarter was very difficult for us, we are hopeful that we have seen the worst of the conditions in the automotive industry and the economy in general.  During the fourth quarter we saw our bookings increase over bookings in the third quarter.  In addition, while our backlog is still lower than we would like, it improved by $2.6 million from where it stood at March 31.  Our sales and bookings declines have been driven by the global recession, the significant decline in automotive sales worldwide, and particularly the severely distressed financial conditions of the automotive manufacturers in the North American market.  We believe that the great uncertainty associated with the future of General Motors and Chrysler has begun to subside and that U.S. car sales will continue to grow from the extremely low annualized rates we saw in March of this year.  This should provide improved financial stability and increased spending on new models whose introductions are vital to the viability of all automobile manufacturers.  In addition, the ‘Cash For-Clunkers’ program appears to be providing an important stimulus to the U.S. auto industry.  We also expect to see increased funding for automotive capital projects in Asia over the next few quarters which will give us the opportunity to grow sales there.  European automotive spending is expected to be consistent with the levels we have seen over the past year.

August 19, 2009

“The cost reduction actions we took in January, along with some further cost reductions we made in early July have positioned us to weather the current economic climate much better than the cost structure we had entering fiscal year 2009.  We are continuing to invest in research and development for new commercial products and we have engineering projects underway that should begin to have a positive effect on other Technology Products sales later in fiscal 2010.  We began shipping a new product for Snap-on Tool Company in the fourth quarter and have received very good feedback on it.  We have also introduced several new accessories to help round out the family of commercial products we have to offer.  These include an Ultra Violet Imager that is ideal for leak detection and a Dual Imager that allows a technician to change the direction the camera is viewing with the flick of a switch.”

Mr. Rittenour concluded, “We anticipate that the first quarter of fiscal year 2010, ending September 30, 2009 will be another difficult quarter.  However, we enter FY 2010 in a very solid financial position.  In addition, there are some initial signs that conditions in the automotive industry have begun to improve and the economy may be improving in the United States.  Due to the continuing and significant uncertainties and volatility in our marketplace, we are not providing forward-looking revenue guidance at this time.”

Perceptron, Inc. will hold a conference call/webcast chaired by Harry Rittenour, President & CEO, on Thursday August 20, 2009 at 10:00 a.m. (EDT).  Investors can access the call at:

http://www.visualwebcaster.com/event.asp?id=61507

Conference Call:	888 297-0360 (domestic callers) or 719 325-2339 (international callers)
Conference ID: 6125420

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM on Thursday, August 20, 2009 and running until 11:59 PM on Thursday, August 27, 2009.

Rebroadcast:	888 203-1112 (domestic callers) or 719 457-0820 (international callers)
Passcode: 6125420

A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®
Perceptron develops, produces and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications.  The Company also offers Value Added Services such as training and customer support services.  Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information about Perceptron, please visit www.perceptron.com.

August 19, 2009

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2010 and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of, the introduction of, and revenue and net income increases from new products the Company has recently introduced, or has not yet released, and the anticipated amount of the cost savings from cost reduction actions. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.  Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, December 31, 2008, and September 30, 2008, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks® systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone or cancel new tooling programs as a result of their financial difficulties, particularly those faced by General Motors and Chrysler, which recently filed for bankruptcy protection in the United States, general economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which is currently experiencing a severe downturn due to the low level of demand for automobiles.  The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally.  The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs.  The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. The products in the Company’s Technology Products segment are subject to the timing of firm orders from its customers, which may change on a monthly basis. In addition, because the products in the Company’s Technology Products segment require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.  Recently implemented cost reduction actions may not be sufficient to improve profitability if sales continue to decline and cost savings from such actions may be less than anticipated due to a number of factors, including the inability to reduce expenses without negatively impacting the Company’s operations.

– Financial Tables Follow –

August 19, 2009

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net Sales	$9,225	$17,526	$61,536	$72,512
Cost of Sales	7,406	10,991	40,628	42,693
Gross Profit	1,819	6,535	20,908	29,819
Selling, General and Administrative Expense	3,625	5,026	16,684	19,263
Engineering, Research and Development Expense	1,822	2,044	8,012	8,576
Restructuring Charge	25	—	1,057	—
Operating Income (Loss)	(3,653)	(535)	(4,845)	1,980
Interest Income, net	132	218	709	1,029
Impairment on Long-Term Investment	—	—	(1,494)	(2,614)
Foreign Currency and Other Income	28	(99)	70	339
Income (Loss) Before Income Taxes	(3,493)	(416)	(5,560)	734
Income Tax Benefit (Expense)	1,625	941	2,035	261
Net Income (Loss)	$(1,868)	$525	$(3,525)	$995

Earnings Per Share
Basic	$(0.21)	$0.06	$(0.40)	$0.12
Diluted	$(0.21)	$0.06	$(0.40)	$0.11

Weighted Average Common Shares Outstanding
Basic	8,871	8,799	8,860	8,490
Diluted	8,871	9,102	8,860	8,982

Condensed Balance Sheets		June 30,	June 30,
		2009	2008
Cash and Cash Equivalents		$22,654	$22,157
Short-term Investments		1,241	—
Receivables, net		9,628	22,390
Inventories, net		10,005	8,285
Other Current Assets		5,199	6,970
Total Current Assets		48,727	59,802

Property and Equipment, net		6,537	7,261
Long-term Investments		2,192	3,104
Deferred Tax Asset		7,903	5,026
Total Non-Current Assets		16,632	15,391
Total Assets		$65,359	$75,193

Current Liabilities		$8,894	$14,569
Long-term Liabilities		765	765
Shareholders' Equity		55,700	59,859
Total Liabilities and Shareholders' Equity		$65,359	$75,193